Exhibit 99.1

Oscient Contact:

Christopher Taylor

781-398-2466

Sandra Schmidt

781-398-2310

For Immediate Release

Oscient Pharmaceuticals Reports First Quarter 2008 Financial Results

— Conference call with senior management scheduled for 8:30 AM today —

Waltham, Mass., May 7, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the first quarter ended March 31, 2008. Oscient issued preliminary revenue results for the first quarter on April 16, 2008. Highlights from the quarter include:

•	Recorded total revenues of $18.4 million in the first quarter of 2008;

•	ANTARA® (fenofibrate) capsules prescriptions increased 31% in the first quarter of 2008 compared to the first quarter of 2007;

•	Estimated wholesaler and retail inventory levels of ANTARA decreased by approximately three weeks in the first quarter from year-end levels;

•	Secured preferred formulary status for ANTARA for the 40 million patients covered by CVS Caremark’s Caremark Prescription Guide;

•	Based on these first quarter 2008 results, the Company reiterates its projections for 2008 revenues of approximately $100 million.

Total revenues for the first quarter of 2008 were $18.4 million, which included $12.6 million in revenue from the cardiovascular drug ANTARA and $5.8 million in revenue from the antibiotic FACTIVE® (gemifloxacin mesylate) tablets. This compares to $23.2 million in total revenues recorded in the first quarter of 2007, with $12.3 million from ANTARA and $10.9 million from FACTIVE.

For the first quarter ended March 31, 2008, the Company reported a net loss of ($21,417,000), or ($1.53) per basic and diluted share. This compares to a net loss of ($11,962,000), or ($0.88) per basic and diluted share, for the first quarter of 2007. During the quarter ended March 31, 2008, the Company’s cash position decreased by approximately $10.4 million to approximately $42.1 million in total cash, cash equivalents and restricted cash.

Selling, marketing, general and administrative expenses were $23.6 million in the first quarter of 2008, compared to $21.0 million in the first quarter of 2007. Research and development expenses for the first quarter of 2008 totaled approximately $1.3 million, compared to $1.5 million in the first quarter of 2007. First quarter 2008 results included approximately $6.9 million in non-cash charges, compared to $2.3 million in the first quarter of 2007. Non-cash charges in the first quarter of 2008 included $3.9 million recorded as interest expense, $2.4 million primarily related to the amortization of intangibles and $0.6 million of stock-based compensation.

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Oscient Pharmaceuticals/ 1000 Winter Street Waltham MA 02451

t: 781.398.2300 f: 781.893.9535 www.oscient.com

Q1 2008 Financial Results

May 7, 2008

“We are pleased with the prescription growth for ANTARA in the first quarter and our enhancements in managed care reimbursement,” stated Steven M. Rauscher, President and Chief Executive Officer. “Since we recognize revenues as wholesalers receive shipments of ANTARA and FACTIVE, the timing of shipments and wholesaler buying patterns can cause quarterly revenues to fluctuate and make them difficult to predict. However, with the continued strong prescription growth for ANTARA we are reaffirming our previously announced 2008 revenue and cash use guidance.”

Financial Guidance

The Company reiterates that it expects $96-103 million in revenue for fiscal year 2008 from ANTARA and FACTIVE, with approximately three-quarters of those revenues derived from sales of ANTARA. The Company also reiterates its expected net cash utilization of approximately $28-30 million in 2008. This guidance does not include any cash impact of the acquisition and marketing of a third product, which remains one of the Company’s top business development goals.

“Strategically, we have emphasized the ANTARA brand in our selection of physician customers, as well as in the compensation incentives provided to our territory managers in the field. ANTARA is a higher margin product for Oscient and it participates in a more rapidly growing market segment. These factors are reflected in the revenue mix guidance we have provided for 2008,” added Mr. Rauscher.

Market Performance Highlights

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ANTARA prescription performance: During the first quarter of 2008, based on Wolters Kluwer Health monthly prescription data, approximately 158,500 total prescriptions for ANTARA were filled, representing a 31% increase compared to the first quarter of 2007.

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FACTIVE prescription performance: Based on Wolters Kluwer Health monthly prescription data, during the first quarter of 2008, more than 77,900 prescriptions for FACTIVE were dispensed, representing a 21% decrease from the first quarter of 2007, which is related to the Company’s increased promotional focus on ANTARA.

Managed Markets Progress

During the first quarter, Oscient and CVS Caremark, a leading pharmacy services provider, agreed to preferred Caremark formulary status (tier two) in the Caremark Prescription Guide for ANTARA, making ANTARA available at a lower co-payment cost to more than 40 million patients in the CVS Caremark network. Our managed market team remains committed to ensuring that patients at risk for cardiovascular disease have access to the clinical benefits of ANTARA and continues to work diligently with pharmacy benefit managers and managed care organizations to garner preferred formulary status for the product.

Consistent with the Company’s philosophy of aligning the interests of its employees with those of its stockholders, Oscient recently granted 26 new employees equity grants consisting in the aggregate of (i) a non-qualified option to purchase up to 57,063 shares of the Company’s common stock with an exercise price equal to the fair market value of Oscient’s common stock at the later of the close of the market on their start date or April 30, 2008, and (ii) 23,825 shares of the Company’s restricted common stock. Both the option and restricted stock awards vest in four equal annual installments subject to acceleration upon termination in connection with a change of control. These awards were granted pursuant to the NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) because the grants are being made as inducements to these new employees entering into employment relationships with Oscient.

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Q1 2008 Financial Results

May 7, 2008

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated total revenue for the 2008 fiscal year and the relative contribution of the Company’s products to such anticipated revenue, (ii) the Company’s anticipated net cash utilization for the 2008 fiscal year, (iii) the Company’s commitment to garner preferred formulary status for its products, (iv) the rapid growth of the market segment in which the Company’s products participate, and (v) the Company’s goal to add an additional product to its current product portfolio. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (c) delays by the FDA or EMEA; and (d) claims against us by third parties, including claims relating to our intellectual property position. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-877-261-8992. International participants are asked to dial 1-847-619-6548. The conference ID number is 21472826. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available one hour after the conclusion of the call through May 14, 2008. Domestic participants can access the replay by dialing 1-888-843-8996, while international participants are asked to dial 1-630-652-3044. A replay of the webcast will also be available on the Company’s website.

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Q1 2008 Financial Results

May 7, 2008

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Revenues:
Product revenue, net	$18,269	$22,043
Other revenue	97	1,156

Total revenues	18,366	23,199

Costs and expenses:
Cost of product revenue	7,016	8,754
Research and development	1,343	1,505
Selling and marketing	19,752	17,455
General and administrative	3,890	3,559

Total costs and expenses	32,001	31,273

Loss from operations	(13,635)	(8,074)

Other income (expense):
Interest income	356	491
Interest expense	(8,314)	(4,478)
Loss on derivative	(44)	—
Gain on disposition of investment	317	158
Other income	8	49

Net other expense	(7,677)	(3,780)

Net loss before income tax	(21,312)	(11,854)
Provision for income tax	(105)	(108)

Net loss	$(21,417)	$(11,962)

Basic/diluted net loss per common share	$(1.53)	$(0.88)
Basic/diluted weighted average common shares outstanding	13,965,741	13,581,618

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and restricted cash*	$42,111	$52,466
Total assets	255,375	274,184
Deferred revenues	546	637
Long-term liabilities	255,689	268,906
Shareholders’ deficit	(49,458)	(28,714)

*	Includes restricted cash of approximately $4.2 million which relates to real estate obligations.

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